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                     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                    ANNOUNCES AGREEMENT TO SPIN OFF CERTAIN ASSETS



DENVER, COLORADO February 3, 1998 (NYSE: AIV)

       Apartment Investment and Management Company ("AIMCO") announced that it has reached agreement with CK Services, Inc. ("CK") and the stockholders of CK to cause certain assets of AIMCO to be contributed to CK and to distribute all outstanding stock of CK to the stockholders of AIMCO. CK is a corporation wholly-owned by Terry Considine, AIMCO's Chairman and Chief Executive Officer, and by Peter Kompaniez, AIMCO's President and Vice Chairman.

       It is AIMCO's intent to use CK as vehicle for holding property and performing services that AIMCO is limited or prohibited from holding or providing due to AIMCO's election to be taxed as a real estate investment trust. AIMCO is finalizing which assets will be contributed to CK. Any transfer of assets or services to CK will be at market rates and approved by the independent members of the Board of Directors, and if market rates are difficult to ascertain, the pricing will favor AIMCO.

       AIMCO has entered into a Contribution Agreement pursuant to which AIMCO will contribute certain assets to CK and, in return, the stock of CK will be contributed to AIMCO or a subsidiary of AIMCO. Following the contribution of CK stock, AIMCO will agree to contribute additional assets to CK with the intent of creating a stand-alone entity meeting the requirements for listing on the New York Stock Exchange ("NYSE") or NASDAQ National Market, and if AIMCO is successful in listing the CK stock on the NYSE or NASDAQ National Market, the stock of CK will be distributed to the stockholders of AIMCO. If AIMCO is unable to list the CK stock on the NYSE or NASDAQ National Market, CK will remain a direct or indirect subsidiary of AIMCO and AIMCO will pay to the former stockholders of CK an amount necessary to compensate the former CK stockholders for the value of such stock on January 31, 1998. Consummation of the transaction is subject to the approval of AIMCO's independent members of the board of directors.

       AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 13 regional operating centers, which holds a geographically diversified portfolio of apartment communities, primarily serving the middle market. As of December 31, 1997, AIMCO, through its subsidiaries, owned or controlled 39,839 units in 146 apartment communities and has an equity interest in 83,484 units in 516 apartment communities. In addition, AIMCO managed 69,587 units in 374 apartment communities for third parties and affiliates, bringing the total owned and managed portfolio to 192,910 units in 1,036 apartment communities. AIMCO's properties are located in 42 states, the District of Columbia and Puerto Rico.

Contact:     Peter Kompaniez, President (909) 336-4821
             Leeann Morien, Senior Vice President (303) 757-8101
             E-Mail:  investor@aimco.com